Exhibit 10.1

SHAREHOLDERS’ AGREEMENT

BRBI BR PARTNERS S.A.

This Shareholders’ Agreement of BRBI BR PARTNERS S.A. is entered into by the following parties:

1.	BR PARTNERS HOLDCO PARTICIPAÇÕES S.A., a corporation headquartered in São Paulo, São Paulo, at Avenida Brigadeiro Faria Lima, 3,732, 28th floor, room D, Itaim Bibi, ZIP code 04538-132, registered with the CNPJ/ME under No. 18.377.554/0001-78, herein represented in accordance with its bylaws (“Holdco”);

2.	BLACK RIVER HOLDING E INVESTIMENTOS LTDA., a limited liability company headquartered in São Paulo, São Paulo, at Avenida Brigadeiro Faria Lima, 3,732, 28th floor, room D, Itaim Bibi, ZIP code 04538-132, registered with the CNPJ/ME under No. 61.344.499/0001-49-78, herein represented in accordance with its bylaws (“Black River”);

(Holdco and Black River are hereinafter referred to individually and indistinctly as “Shareholder” and collectively as “Shareholders”)

And, as an intervening consenting party,

3.	BRBI BR PARTNERS S.A., a company registered as a publicly-held company with the Brazilian Securities and Exchange Commission (“CVM”) and with share deposit certificates (Units) and American Depositary Receipts (ADRs) backed by its shares listed on B3 S.A. – Brasil, Bolsa e Balção (“B3”) and Nasdaq Stock Market (NASDAQ), registered with the CNPJ/ME under No. 10.739.356/0001-03, headquartered at Avenida Brigadeiro Faria Lima, 3,732, 28th floor, room D, Itaim Bibi, ZIP code 04538-132, herein represented in accordance with its bylaws (“Company”);

4.	RICARDO FLEURY CAVALCANTI DE ALBUQUERQUE LACERDA, Brazilian, married, entrepreneur, holder of identity card RG No. 15.413.181-7 SSP/SP, registered with the CPF/ME under No. 088.785.278-58, residing and domiciled in São Paulo, São Paulo (“RL”);

5.	JAIRO EDUARDO LOUREIRO FILHO, Brazilian, married, business administrator, holder of identity card RG No. 9.947.949 SSP/SP, registered with the CPF/ME under No. 032.508.808-09, residing and domiciled in São Paulo, São Paulo (“JL”);

WHEREAS

(A)	The Company’s share capital is R$ 674,940,442.77 (six hundred seventy-four million, nine hundred forty thousand, four hundred forty-two reais and seventy-seven cents) divided into 314,987,112 (three hundred fourteen million, nine hundred eighty-seven thousand, one hundred twelve) shares, of which 200,546,184 (two hundred million, five hundred forty-six thousand, one hundred eighty-four) are common shares and 114,440,928 (one hundred fourteen million, four hundred forty thousand, nine hundred twenty-eight) are preferred shares, all registered and without par value, of which: (i) 71,383,183 (seventy-one million, three hundred eighty-three thousand, one hundred eighty-three) common shares and 19,964,814 (nineteen million, nine hundred sixty-four thousand, eight hundred fourteen) preferred shares are held by Holdco; and (ii) 81,924,944 (eighty-one million, nine hundred twenty-four thousand, nine hundred forty-four) common shares are held by Black River.

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

(B)	The Shareholders wish to bind to this Agreement all shares issued by the Company held by them, issued on this date and to be issued in the future, as well as any securities convertible into shares and subscription rights issued by the Company that may be held by the Shareholders (“Shares”), as well as to regulate the exercise of voting rights and the transfer of shares held by both in the Company.

1.	Definitions and Rules of Interpretation

1.1.	Definitions. Without prejudice to other expressions defined throughout this Agreement, the terms starting with a capital letter will have the meanings attributed to them below, applying to their singular and plural forms.

“Shareholder” has the meaning attributed in the Preamble.

“Shares” has the meaning attributed in the Preamble.

“Agreement” means this Shareholders’ Agreement.

“Holdco Shareholders’ Agreement” means the Shareholders’ Agreement of Holdco, executed on September 1, 2020, as amended on April 27, 2021, September 13, 2021, and August 29, 2025.

“Affiliate” means, (a) in the case of a natural person, their direct or indirect descendants or ascendants, and other heirs; and (b) in the case of a legal entity, means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person.

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

2

“General Meeting” means any ordinary or extraordinary general meeting of the Company.

“Government Authority” means any governmental, regulatory, or administrative authority, agency, autarchy, or commission, or any court, tribunal, or judicial or arbitral body, Brazilian or from any other country in which the Parties operate or will operate during the term of this Agreement.

“B3” means B3 S.A. – Brasil, Bolsa e Balcão.

“BACEN” means the Central Bank of Brazil.

“Black River” has the meaning attributed in the Preamble.

“CAM” means the Market Arbitration Chamber established by B3.

“Civil Code” means Federal Law No. 10.046, of January 10, 2002, as amended.

“Company” has the meaning attributed in the Preamble.

“Conflict” has the meaning attributed in Clause 12.1 of this Agreement.

“Control” (including the terms “Controller,” “Controlled,” and “under common Control with”), when used in relation to a Person, means the power of control established in articles 116 and 243, paragraph 2, of the Brazilian Corporation Law.

“CVM” means the Brazilian Securities and Exchange Commission.

“Business Days” means a day that is not a Saturday, Sunday, or bank holiday in the city of São Paulo, state of São Paulo, Brazil.

“Board of Directors” means the board of directors of the Company.

“Registrar” means Itaú Corretora de Valores S.A., the institution contracted by the Company to act as the registrar of its shares.

“Bylaws” means the bylaws of the Company.

“JL” has the meaning attributed in the Preamble.

“Brazilian Corporation Law” means Law No. 6.404, of December 15, 1976, as amended.

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

3

“Arbitration Law” means Law No. 9.307, of September 23, 1996, as amended.

“Law” means any complementary law, ordinary law, provisional measure, decree, ordinance, normative instruction, regulation, administrative act, circular, resolution, declaratory act, final judgment, and any other act issued by any Government Authority with binding character over the Parties.

“Encumbrance” means any encumbrance or burden of any nature, including charge, mortgage, option, power of sale, pledge, usufruct, attachment, demand, duty, tax, liability, obligation, easement, reservation of title, right of first refusal, fiduciary alienation, right of first refusal, or other rights of Third Parties or real rights of guarantee of any nature or an agreement, plan, or obligation to constitute any of the above.

“Involved Parties” has the meaning attributed in Clause 12.1 of this Agreement.

“Corporate Interests” means shares of corporations, quotas of limited liability companies, as well as any interests in other corporate types, consortia, investment funds, and associations of any nature.

“Person” means any natural person, legal entity, or unincorporated entity, including companies of any type, de facto or de jure, consortium, partnership, association, joint venture, investment funds, and universality of rights.

“Arbitration Rules” has the meaning attributed in Clause 12.3.

“RL” has the meaning attributed in the Preamble.

“Subsidiary” means all companies under the direct or indirect Control of the Company.

“Third Parties” means any Person, except the Company, the Subsidiaries, and the Shareholders.

“Transfer” or “Transfer” means the direct or indirect, total or partial, voluntary or involuntary transfer of ownership or possession of the Shares or any rights over them, through their sale, loan, lease, alienation, assignment, exchange, contribution to the capital of another Person, spin-off, merger, merger of shares, incorporation, drop down, usufruct, universal succession, condominium, or any other type of legal transaction, as well as the execution of a commitment, preliminary contract, or conditional right that, if exercised, causes the occurrence of any of the events described above.

“Arbitral Tribunal” has the meaning attributed in Clause 12.3 of this Agreement.

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

4

1.2.	Rules of Interpretation. This Agreement shall be governed and interpreted in accordance with the following principles:

1.2.1.	The headings and titles of this Agreement are for reference convenience only and will not limit or affect the meaning of the chapters, clauses, or items to which they apply.

1.2.2.	The terms “including,” “including,” and other similar terms will be interpreted as if they were accompanied by the phrase “by way of example only” and “without limitation.”

1.2.3.	Whenever required by the context, the definitions contained in this Agreement will apply both in the singular and plural forms, and the masculine gender will include the feminine and vice versa, without altering the meaning.

1.2.4.	References in this Agreement to “Preamble,” “items,” “Clauses,” and “Annexes” are references to the Preamble, Clauses, and Annexes of this Agreement, except as otherwise provided.

1.2.5.	All references to any Shareholder include their successors, representatives, and assignees authorized by Law or contractual instrument.

1.2.6.	The language used in all parts of this Agreement shall, in all cases, be interpreted simply according to its correct meaning and not strictly in a favorable or unfavorable manner to any of the parties to this Agreement.

1.2.7.	All deadlines provided in this Agreement will be counted in calendar days, except when expressly indicated that they will be counted in Business Days. The counting of deadlines will be in the manner provided in article 132 of the Civil Code, disregarding the start day and including the expiration day. When a deadline expires on a day that is not a Business Day, the deadline will be considered extended until the next Business Day.

1.2.8.	The annexes to this Agreement are an integral part of it for all purposes, prevailing, in case of divergence of wording, the provisions of this Agreement.

1.2.9.	The titles of the clauses of this Agreement are for reference purposes only and do not affect, in any way, the meaning or interpretation of the clauses of this Agreement.

1.2.10.	The provisions of this Agreement shall prevail over any other shareholders’ agreement that has not been submitted and reviewed by BACEN, in accordance with applicable regulations. In case of conflict between the provisions of this Agreement and the Holdco Shareholders’ Agreement, the provisions of the Holdco Shareholders’ Agreement shall prevail.

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

5

2.	Object and Bound Shares

2.1.	This Agreement establishes the terms and conditions that will govern the relationship of the Shareholders in the Company regarding the Company’s corporate governance, the transfer of Shares, political rights, and other relevant provisions, and should be interpreted in conjunction with the Bylaws.

2.2.	All Shares that the Shareholders hold or will hold in the future are subject to this Agreement. Any Corporate Interests subscribed, acquired, bonused, exchanged, including those issued by other companies in substitution for the Shares, will be covered by the definition of Shares and, therefore, bound by this Agreement.

3.	Performamce of the Agreement

3.1.	The Company undertakes to comply, and the Shareholders undertake to ensure that the Company and the Subsidiaries comply, as the case may be, with all and any provisions of this Agreement throughout its term.

3.2.	The Company will not register, consent to, or ratify, and the Shareholders undertake to ensure that the Company does not register, consent to, or ratify any vote or approval of the Shareholders, or any director of the Company, or perform or fail to perform any act that violates or is inconsistent with the provisions of this Agreement or that, in any way, may prejudice the rights of the Shareholders.

3.3.	Under the terms of paragraph 8 of article 118 of the Brazilian Corporation Law, the chairman of the General Meeting of the Company or meetings of the Company’s management bodies shall not count any vote cast in disagreement with the provisions of this Agreement.

3.4.	The Shareholders undertake not to enter into any other agreement or contract that is contrary to or inconsistent with the provisions of this Agreement, and the Company will not register any agreement or contract to this effect.

4.	Adherence to the Agreement

4.1.	The Shareholders and the Company undertake to ensure that any and all Persons who become shareholders of the Company, due to the Transfer of Shares, adhere to this Agreement by signing the adherence term in the form of Annex I to this Agreement.

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

6

4.2.	Adherence to this Agreement will be a precedent condition for the Transfer of Shares by the Shareholders or any Person who intends to become a holder of Shares, who will assume all the rights and obligations provided herein. The new Shareholders will assume all the rights and obligations inherent to the quality of Shareholders, as provided in this Agreement.

5.	Acting in Block

5.1.	Exercise of Voting Rights

5.1.1.	The Shareholders will always act together in the exercise of their rights and obligations. Thus, the vote to be cast by the Shareholders at General Meetings or any other forum related to the Company in which the Shareholders may express themselves will always be in block and uniform, according to the voting guidance defined by Holdco, and Black River must follow such voting guidance in all cases.

5.1.2.	For clarification purposes, any voting guidance to be cast by the Company within its Subsidiaries, which involves prior expression by the Shareholders, will also have its content defined by Holdco.

5.2.	Disagreement Vote

5.2.1.	Under the terms of paragraph 8 of article 118 of the Brazilian Corporation Law, the chairmen of the General Meetings or meetings of the Board of Directors and Executive Board shall not count any vote cast in disagreement with the provisions of this Agreement.

5.2.2.	The eventual exercise of a vote (a) by any of the directors or members of the Board of Directors appointed by the Shareholders at meetings of the Executive Board or Board of Directors, or (b) by any of the Shareholders or any administrator of the Subsidiaries at general meetings or meetings of the management bodies of the Subsidiaries in disagreement with the provisions of this Agreement, will result in the invalidity of the vote and nullity of the resolution thus taken, without prejudice to the right of the interested Shareholder to promote the specific performance of the breached obligation and claim damages.

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

7

6.	Transfer of Shares

6.1.	Black River hereby acknowledges and agrees that any negotiation or Transfer, direct or indirect, or the creation of any Encumbrance on its Shares is prohibited without the prior written approval of Holdco, except as provided in Clause 6.2 below. Due to the provisions of this Clause, any Transfer made by Black River in violation of this Agreement will be null and void, and therefore, (a) its registration by the Company with the Registrar is prohibited; (b) the exercise by the acquirer, assignee, or beneficiary of the Encumbrance, as the case may be, of the corresponding voting right or any other right guaranteed by the Shares is prohibited.

6.2.	Permitted Transfers

6.2.1.	The Shareholders agree that the direct Transfer of Shares from Black River to RL or to a vehicle wholly owned by RL (“Permitted Transfer”) will not require Holdco’s approval nor be subject to the restrictions provided in this Agreement.

6.2.2.	Permitted Transfers, when applicable, are subject to the prior written consent and adherence of the respective assignee to all the terms and conditions of this Agreement. In this case, the respective assignee will be considered a “Shareholder,” and references to the respective Shareholder and Black River, as applicable, should be read as references to this assignee.

7.	Notifications

7.1.	All notifications, communications, or notices provided for in this Agreement must be made in writing and delivered personally, by letter, or by email, in any case, with proof of receipt (or proof of delivery, in the case of email), to the addresses and persons indicated below, or as otherwise specified by the Shareholders:

(i)	If to Holdco:

BR Partners Holdco Participações S.A.

Avenida Brigadeiro Faria Lima, 3,732, 28th floor, room D

04538-132 – São Paulo – SP

Attn: Legal Department

Email: legal@brpartners.com.br

(ii)	If to Black River:

Black River Holding e Investimentos Ltda.

Avenida Brigadeiro Faria Lima, 3,732, 28th floor, room D

04538-132 – São Paulo – SP

Attn: Mr. Ricardo Fleury Cavalcanti de Albuquerque Lacerda

Email: ricardo.lacerda@brpartners.com.br

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

8

(iii)	If to the Company:

BRBI BR Partners S.A.

Avenida Brigadeiro Faria Lima, 3,732, 28th floor, room D

04538-132 – São Paulo – SP

Attn: Legal Department

Email: legal@brpartners.com.br

(iv)	If to RL:

Avenida Brigadeiro Faria Lima, 3,732, 28th floor, room D

04538-132 – São Paulo – SP

Email: ricardo.lacerda@brpartners.com.br

(v)	If to JL:

Avenida Brigadeiro Faria Lima, 3,732, 28th floor, room D

04538-132 – São Paulo – SP

Email:jairo.loureiro@brpartners.com.br

7.2.	Change of Address. Any of the Shareholders may change the address for notifications provided that they notify the other Shareholders in writing, informing them of such address change.

8.	Specific Performance and Filing

8.1.	The obligations arising from this Agreement are subject to specific performance, in accordance with article 118, § 3, of the Brazilian Corporation Law. Specific performance does not exclude, however, the responsibility of a Shareholder for the losses and damages caused to the other Shareholders.

8.2.	This Agreement will be filed at the Company’s headquarters for the purposes of the provisions of article 118 of the Brazilian Corporation Law.

8.3.	Each Shareholder agrees that the following text should be recorded with the Registrar in relation to each Shareholder: “The creation of encumbrances or the transfer of shares for any reason is subject to the terms, limits, and conditions of the Shareholders’ Agreement entered into on 29 of August of 2025, a copy of which is filed at the Company’s headquarters.”

8.4.	The Company enters into this Agreement as an intervening consenting party and undertakes to comply with all its terms and conditions.

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

9

9.	Term and Termination

9.1.	This Agreement will be valid and effective from the present date and will have an indefinite duration.

9.2.	The termination of this Agreement, for any reason, will not affect any rights or liabilities of the Shareholders before the termination date or that may be attributed in relation to any act or omission before such termination (including the right to seek specific performance, compensation for losses and damages, and other applicable measures), and such termination will not affect any rights or obligations that, as provided in this Agreement, should survive its termination.

10.	General Provisions

10.1.	Prohibition of Entering into Other Agreements. Except for the Holdco Shareholders’ Agreement, the Shareholders acknowledge that this Agreement represents the entirety of their agreements regarding their respective interests in the Company, and they undertake not to enter into any contract or shareholders’ agreement related to any matter addressed in this Agreement. Any agreement that violates the provisions of this Clause will be considered invalid and ineffective.

10.2.	Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable in any respect, the validity, legality, or enforceability of the remaining provisions contained in this Agreement will not be affected or impaired in any way and will remain in full force and effect. The Shareholders will negotiate in good faith to replace the invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision that reflects as closely as possible the economic effect and other relevant implications of the invalid, illegal, or unenforceable provision.

10.3.	Irrevocability and Irretractability. This Agreement is entered into on an irrevocable and irretractable basis. The Shareholders undertake to comply with the provisions of this Agreement, recognizing and affirming that any action and/or measure taken in disagreement with the agreed terms and/or representing a violation of the obligations assumed by the Shareholders in this Agreement will be null and void.

10.4.	Waiver. The eventual abstention of any of the Shareholders from exercising the rights and privileges provided in this Agreement will not constitute a waiver or novation, which may be invoked or exercised at any time, subject to the Law. Any waiver can only be argued when granted in writing.

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

10

10.5.	Entire Agreement. Except for the Holdco Shareholders’ Agreement, this Agreement constitutes the entirety of the agreement and understanding of the Shareholders regarding the matters contained herein, and expressly cancels and replaces any other previous agreements between the Shareholders, whether verbal or written.

10.6.	Amendments. No amendment to any terms or conditions established in this Agreement will have any effect unless made in writing and signed by all the Shareholders.

10.7.	Assignment. Except as otherwise provided in this Agreement, the Shareholders may not assign or Transfer, directly or indirectly, in whole or in part, any of their rights and obligations provided herein without the prior written consent of the other Shareholders.

10.8.	Intervention. The Company enters into this Agreement as an intervening consenting party, undertaking to fully comply with its provisions and to ensure its compliance in accordance with the Brazilian Corporation Law.

11.	Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of the Federative Republic of Brazil.

12.	Dispute Resolution

12.1.	Arbitration for Dispute Resolution. Any controversy, dispute, issue, doubt, or divergence of any nature directly or indirectly related to this Agreement (“Dispute”), involving any of the Shareholders, the Company, or any of its Subsidiaries (“Involved Parties”), the Involved Parties will make their best efforts to amicably resolve the Dispute. If an amicable resolution is not obtained, the Disputes will be resolved through arbitration, to be conducted before and administered by the CAM.

12.2.	The arbitration will be conducted in accordance with the procedural rules of the CAM in force at the time of arbitration (“Arbitration Rules”), in accordance with the provisions of the Arbitration Law and as stipulated below in this Agreement.

12.3.	The Arbitral Tribunal will be composed of 3 (three) arbitrators (“Arbitral Tribunal”), who will be one appointed by the claimant, or claimants, jointly; and another, by the respondent, or respondents, jointly, all in accordance with the provisions of the Arbitration Rules, it being certain that the Involved Parties hereby waive any requirement that the arbitrators be chosen from a pre-defined list by the CAM, and the Parties may freely appoint the arbitrators. If any of the three arbitrators is not appointed within the period provided in the Arbitration Rules or in this clause, the CAM will appoint them in accordance with the Arbitration Rules. Any and all controversies related to the appointment of the arbitrators by the Involved Parties, as well as the choice of the third arbitrator, will be resolved by the CAM. The Involved Parties, by mutual agreement, waive the application of any provision of the Arbitration Rules that limits the choice of co-arbitrators or the president of the Arbitral Tribunal to the CAM’s list of arbitrators.

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

11

12.4.	All costs and expenses related to the Arbitration will be divided and paid equitably by the Parties during the procedure. The arbitral award must, at the end, allocate to the losing party, or to both parties, in proportion to the success of their claims, the costs and expenses of the arbitration, including attorney’s fees. Other expenses incurred individually by the Parties at their sole discretion, such as contractual attorney’s fees, will not be subject to reimbursement.

12.5.	The arbitration and pre-arbitral judicial measures will be confidential. The seat of arbitration is the city of São Paulo, State of São Paulo.

12.6.	The Parties undertake not to disclose to any third party any information or documentation presented in the Arbitration that is not of public domain, or evidence or materials produced due to the arbitration, or any order or award issued in the arbitration, except, and only to the extent that such disclosure: (i) is required by law or regulation; (ii) aims to protect a right; (iii) is necessary for the judicial enforcement of the arbitral award; or (iv) is necessary to obtain legal, regulatory, financial, accounting, or similar advice. Any and all controversies related to the confidentiality subject to this clause will be decided by the Arbitral Tribunal.

12.7.	The arbitration will be conducted in Portuguese.

12.8.	The arbitration will be based on law, applying the rules and principles of the legal system of the Federative Republic of Brazil, and the use of equity is prohibited.

12.9.	The decisions of the arbitration will be considered final and binding by the Involved Parties, with no appeal, except for requests for correction and clarification provided in article 30 of the Arbitration Law. As well as any orders or measures determined by the Arbitral Tribunal, the arbitral award and other decisions will bind the Parties and their successors, and may be subject to enforcement before any court that has jurisdiction over the matter, the Parties, or relevant assets.

12.10.	Without prejudice to the validity of this arbitration agreement before the establishment of the Arbitral Tribunal, the Involved Parties elect the Central Court of the District of São Paulo for the exclusive purpose of: (a) filing precautionary or preliminary injunctions, including for any action for the early production of evidence, which the Parties agree through a procedural legal transaction under art. 190 of the Code of Civil Procedure, will not be subject to the urgency criterion provided in art. 381, item I, of the Code of Civil Procedure; (b) enforcing liquid and certain obligations provided in this Agreement (including any applicable fines); and/or (c) enforcing the decisions of the Arbitral Tribunal, including the arbitral award, it being certain that any request for precautionary or preliminary injunction to the Judiciary will not affect the existence, validity, and effectiveness of the arbitration agreement, nor represent a waiver regarding the need to submit the Dispute to arbitration. After the establishment of the Arbitral Tribunal, requests for precautionary or preliminary injunctions must be addressed to the Arbitral Tribunal, which may rely on the provisions of article 22-B of the Arbitration Law.

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

12

12.11.	Once duly constituted, the Arbitral Tribunal will have exclusive jurisdiction to consider any precautionary or urgent measures.

12.12.	In the event of multiple arbitration proceedings initiated under this Clause, the rules for the consolidation of arbitration proceedings provided in the Arbitration Rules will apply.

And, THEREFORE, the Shareholders sign this Agreement electronically, in the presence of the 2 (two) witnesses below. Each Shareholder acknowledges that the electronic signature will have the same legal force and effect as a handwritten signature.

São Paulo, 29 of August of 2025.

Shareholders:

BR PARTNERS HOLDCO PARTICIPAÇÕES S.A.

BLACK RIVER HOLDING E INVESTIMENTOS LTDA.

Intervening Consenting Parties:

BRBI BR PARTNERS S.A

RICARDO FLEURY CAVALCANTI ALBUQUERQUE LACERDA

JAIRO EDUARDO LOUREIRO FILHO

Witnesses:

1.	________________________________

2.	________________________________

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

13

ANNEX I

Adherence Term

ADHERENCE TERM TO THE SHAREHOLDERS’ AGREEMENT OF BRBI BR PARTNERS S.A.

This Adherence Term refers to the Shareholders’ Agreement of BRBI BR Partners S.A., a corporation, located in the city of São Paulo, state of São Paulo, at Avenida Brigadeiro Faria Lima, 3,732, 28th floor, Itaim Bibi, ZIP Code 04538-132, registered with the CNPJ/MF under No. 10.739.356/0001-03 (“Company”), signed on 29 of August of 2025, as amended (“SHAREHOLDERS’ AGREEMENT”).

[NAME], [QUALIFICATION], registered with the [CPF/MF CNPJ/MF] under No. [ ], with address at [ ] (hereinafter referred to as “New Partner”), in the capacity of “Shareholder” (as defined in article 1.1. and in the preamble of the SHAREHOLDERS’ AGREEMENT, respectively).

The New Partner, in compliance with the provisions of clause 4 of the SHAREHOLDERS’ AGREEMENT, signs this Adherence Term to the SHAREHOLDERS’ AGREEMENT, under the terms and conditions set forth below:

The New Partner declares:

(a) That by entering into this Adherence Term, they are not violating any legal or contractual obligation to which they are subject;

(b) To have received a copy of the SHAREHOLDERS’ AGREEMENT on [ ] [ ], [ ], and to have become aware of all its clauses, terms, and conditions, including, without limitation, its annexes, as well as all other pertinent documents mentioned and/or related to the SHAREHOLDERS’ AGREEMENT;

(c) To formalize, at this act, expressly, irrevocably, and irreversibly, their adherence to the SHAREHOLDERS’ AGREEMENT, and to express their full and complete knowledge and agreement with it.

The New Shareholder, by virtue of signing this Adherence Term, becomes part of the SHAREHOLDERS’ AGREEMENT, in the capacity of Shareholder, and commits to fully comply with it, from the date of signature below and while remaining in the Company’s shareholder structure.

And in agreement, the New Partner signs this instrument in 2 copies of equal content and form, in the presence of two witnesses, signed below, with one of the copies becoming an integral part of the SHAREHOLDERS’ AGREEMENT from the date of signature of this Adherence Term. This Adherence Term may alternatively be signed digitally, for which the New Partner expressly declares, unequivocally, that such a signature method is legally valid, enforceable, and sufficient to bind the New Partner to all the terms and conditions of this Adherence Term, under the terms of Art. 10, §2, of Provisional Measure 2.200-2, of August 24, 2001, and Article 6 of Decree No. 10.278/2020. If this Adherence Term is signed digitally, the New Partner waives the possibility of requiring the exchange, sending, or delivery of the signed physical (non-electronic) copies of this instrument, as well as waive the right to refuse or contest the validity of the digital signatures, to the maximum extent permitted by applicable law. Even if the New Partner signs this instrument digitally in a different location, the place of execution of this instrument is, for all purposes, the city indicated below. Furthermore, even if the New Partner signs this instrument digitally on a different date, the date of signature of this Adherence Term is, for all purposes, the date indicated below.

São Paulo, [ ].

[ ]

Ouvidoria BR Partners
Telefone: 0800-778-3355 (9 às 18hrs) E-mail ouvidoria@brpartners.com.br

14